UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 12, 2006 Date of Report (Date of earliest event reported)

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification Number)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices and zip code)

(801) 345-1000
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01         Entry into a Material Definitive Agreement.

Joe Chang Employment Agreement

On April 17, 2006, Nu Skin Enterprises, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Joseph Chang, which sets forth the terms and provisions governing Mr. Chang’s employment as Chief Scientific Officer and Executive Vice President, Product Development. The terms of the Agreement were reviewed and approved by the Compensation Committee of the Board of Directors on April 12, 2006. The Agreement provides for the following:

Base salary: $500,000 annually, effective retroactively to November 1, 2005.

Cash bonus plan: Participation in the Company’s standard executive cash incentive plan at the same level as other similarly-situated executives (currently at a bonus target of 60% of base salary).

Retention bonus: So long as Mr. Chang remains employed as of the end of each applicable year, he will be entitled to an annual retention bonus as follows:

Year ending December 31:
2006:	$200,000
2007:	$200,000
2008:	$300,000
2009:	$400,000

Contingent Stock Award: Mr. Chang will be granted a contingent stock award of 58,928 shares of Class A Common Stock, and the shares will vest and be issued in equal annual installments over four years beginning on November 1, 2006 and on November 1st in each year thereafter until all of the shares have vested.

Stock Options: Mr. Chang will be entitled to participate in the Company’s annual, standard stock incentive plan at a rate of no less than 35,000 stock options per year, on the same terms and conditions as other similarly-situated executives of the Company. Upon a change of control during Mr. Chang’s employment, all unvested options will immediately vest.

Employee Benefits: Mr. Chang will be eligible to participate in all of the benefit programs made available to similarly-situated executives of the Company participate (including, without limitation, retirement plans, profit sharing, disability benefits, health and life insurance, vacation and paid holidays).

Severance: If the Company terminates Mr. Chang without cause or constructively terminates him, then (i) the Company is obligated to continue to pay Mr. Chang his then applicable annual base salary for twelve months following the date of termination, (ii) Mr. Chang is entitled to receive any retention bonus and cash incentive bonus that would have been payable during such 12-month period had he remained employed, and (iii) any stock incentive awards that would have vested during such 12-month period had he remained employed will immediately vest and become exercisable.

Consulting services following retirement: If Mr. Chang remains employed until age 60, upon termination he will be entitled to enter into a four-year consulting agreement with the Company pursuant to which he will receive $250,000 per year and he will agree not to compete with the Company during such period and provide various consulting services.

Restrictive Covenants: The Company’s obligations under the Agreement are contingent upon various restrictive covenants, including, among others, non-competition, non-solicitation, non-endorsement, and confidentiality.

The foregoing does not constitute a complete summary of the terms of the Agreement, and reference is made to the complete text of the Agreement, which is attached hereto as Exhibit 10.1.

CEO Compensation

Truman Hunt, the Company’s President and Chief Executive Officer, has voluntarily elected to reduce his annual salary to its previous level of $550,000, effective April 3, 2006. Mr. Hunt’s current employment letter with the Company, as amended, entitles him to an annual salary of $665,000. Mr. Hunt also reduced his annual option grant to 50,000, instead of the 200,000 previously approved by the Company’s Compensation Committee.

Item 9.01         Financial Statements and Exhibits.

(c)     Exhibit.

10.1	Joseph Y. Chang Employment Agreement dated April 17, 2006 between Mr. Chang and Nu Skin Enterprises, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC. (Registrant) /s/ D. Matthew Dorny D. Matthew Dorny Vice President

Date: April 18, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Joseph Y. Chang Employment Agreement dated April 17, 2006 between Mr. Chang and Nu Skin Enterprises, Inc.